Exhibit 99.2

News Release

1601 Bryan Street

Dallas, Texas 75201-3411

FOR IMMEDIATE RELEASE

TXU Corp. Updates Financial and Growth Strategies

Board Declares Increased Dividend and Approves Stock Split and Share Repurchases

Highlights:

Growth Strategy

•	TXU Corp’s growth strategy includes a comprehensive plan to drive operational improvements, fund core business development opportunities, and explore targeted value-creating transactions.

Stock Split

•	TXU Corp.’s board of directors declared a two-for-one stock split in the form of a 100 percent stock dividend. Unless noted, all per share amounts in this release are on a diluted, post-split basis.

Financial Outlook

•	The outlook for operational earnings[1] for 2006 has increased to a range of $5.50 to $5.75 per share of common stock, the midpoint representing a 70 percent growth rate over the midpoint of the 2005 outlook of $3.25 to $3.35 per share.

•	The preliminary outlook for 2007 operational earnings is two percent improvement relative to the midpoint of the 2006 outlook, reflecting the impact of an estimated $0.15 per share reduction caused by a 75-day planned outage to refuel and replace generators at Unit 1 of the Comanche Peak nuclear plant.

•	The execution of the growth strategy, along with TXU Corp.’s updated capital allocation model and ongoing performance improvements, is expected to result in a near-term (five year) earnings per share growth rate of three to five percent, including the impact of any potential value-creating transactions.

•	TXU Corp.’s financial strategy review is also complete. As a result of this review, TXU Corp. has implemented a hedging and risk management strategy that has mitigated 90 percent of TXU Corp.’s natural gas exposure over the next three years, reflecting its combined generation and retail portfolio and a set of wholesale market transactions. As a result, a change in the forward natural gas price of $1 per million British thermal units (MMBtu) is estimated to have less than one percent impact on 2006 EBITDA[2].

Capital Allocation and Financial Flexibility

•	TXU Corp.’s board of directors increased the regular quarterly common stock dividend to 41.25 cents per share (equal to 82.5 cents per share on a pre-split basis), an increase of 47 percent over the previous quarter.

•	TXU Corp.’s board of directors authorized the repurchase of up to 34 million shares (on a split-adjusted basis) through the end of 2006. The company expects to execute this share repurchase program progressively through the end of 2006; the current expectation is that up to 12 million shares (on a split-adjusted basis) will be repurchased in 2005. The share repurchase program is consistent with TXU Corp.’s updated capital allocation model and expectations of further improvement in financial flexibility, as reflected by its primary credit metrics. In 2006, the debt to EBITDA ratio is expected to be less than 2.0 times and the EBITDA to interest coverage ratio is expected to exceed 7.0 times.

DALLAS (November 7, 2005) – TXU Corp. (NYSE:TXU) announced today that its growth and financial strategy reviews are complete. The company maintained its outlook for 2005 operational earnings in a range of $3.25 to $3.35 per share, updated its 2006 outlook to a range of $5.50 to 5.75 per share, and established a preliminary outlook for 2007 operational earnings of a two percent improvement relative to the 2006 midpoint. TXU Corp.’s board of directors authorized a

[1]	Operational Earnings Per Share (a non-GAAP measure) is defined as per share (diluted) income from continuing operations, excluding special items and net of preference share dividends. TXU forecasts earnings on an operational earnings basis and is unable to reconcile forecasted operational earnings to a GAAP financial measure because forecasts of material non-recurring items are not practical. TXU relies on operational earnings for evaluation of performance and believes that analysis of the business by external users is enhanced by visibility to both reported GAAP earnings and operational earnings.

[2]	Earnings before Interest Expense plus Taxes, Depreciation and Amortization (EBITDA) (a non-GAAP measure) is defined as income from continuing operations before interest income, interest expense and related charges, and income tax expense plus depreciation and amortization and special items. EBITDA is a measure of the company’s ability to generate cash available to all capital before paying taxes. Bondholders have the first claim on this cash and therefore, it is commonly compared to Debt and Interest Expense to measure the credit strength of a company. EBITDA to Interest is defined as the ratio of EBITDA to gross interest expense. Debt to EBITDA is defined as the ratio of Total Debt (including all of TXU Corp.’s recourse debt but excluding debt associated with the securitization of stranded assets, which is non-recourse to TXU) to total EBITDA.

two-for-one stock split to be effected in the form of a 100 percent stock dividend and increased the regular quarterly dividend by 47 percent. In addition, TXU Corp.’s board of directors authorized the repurchase of up to 34 million shares (on a split-adjusted basis) through the end of 2006. These actions are consistent with the results of company performance in 2005 and the completion of the company’s comprehensive review of its financial and growth strategies which are discussed further in this release.

EEI Annual Financial Conference – Presentation Webcast on Tuesday

Senior executives of the company will meet today and tomorrow with investors and financial analysts at the Edison Electric Institute (EEI) Annual Financial Conference in Hollywood, Florida. On Tuesday, C. John Wilder, TXU Corp. chairman and CEO, will present an update on TXU’s financial strategy and growth opportunities at this event. A live webcast of the presentation will be available on the Investor Resources section of TXU Corp.’s web site at www.txucorp.com beginning at approximately 8:15 a.m. Eastern time (7:15 a.m. Central time). A copy of the presentation and related materials are available in the Investor Resources section of the TXU Corp. web site.

Three Phase Restructuring Program Complete – Execution Ongoing

In 2004, TXU initiated a three phase strategy to restructure and improve the performance of its business.

Phase One focused on risk and return restructuring and was completed in 2004. It included the sale of non-core businesses such as TXU Australia, TXU Gas, and TXU Fuel, improvements in contribution margins by changing the company’s hedging strategy and retail price adjustments to reflect rising natural gas prices, elimination of significant litigation risks, lowering of back-office costs through an innovative outsourcing partnership, and substantial balance sheet restructuring and financial flexibility restoration.

The company launched Phase Two, focusing on a comprehensive business improvement program, in the summer of 2004. This phase involves driving a series of operational initiatives across the business, targeting industry-leading performance standards and embedding a high-performing industrial culture. TXU believes that this process and related performance improvements in the business have contributed to an estimated $1.1 billion of improvement in EBITDA in 2005 relative to 2004; it also will contribute to an estimated improvement opportunity, inclusive of commodity market effects, of $1.7 billion in EBITDA in 2006 relative to 2005.

The results of the Phase Three growth strategy review are being announced today. After an in-depth review of its businesses, TXU has based its strategy around three core principles it believes are essential to success in the power sector:

•	Access to structurally advantaged assets - Long-term success in the energy sector is based upon having access to structurally advantaged assets. Energy markets will continue to go through cycles, and assets with a structural cost advantage are best positioned to succeed in the long term. TXU’s current assets are well-positioned across the electric value chain; TXU Electric Delivery (regulated electric transmission and distribution), TXU Power (electricity generation operations), TXU Wholesale (wholesale markets activities), and TXU Energy (consumer and business markets operations) all meet the structurally advantaged standard.

•	An industrial skill set is crucial for high performance and sustained high returns in asset-intensive businesses. The transition from deregulation to competition that is underway in the electric power sector amplifies the importance of this skill set, and creates a significant performance advantage for those who successfully transform their operations. Through its Phase Two performance initiatives, TXU has already achieved significant results and will continue to focus on upgrading four critical skill sets: operational excellence; market leadership; a systematic risk/return mindset applied to all key decisions; and rigorous performance management. TXU is driving this effort through an overall program called the TXU Operating System.

•	Building and leveraging quality scale enables sustained value creation:

•	Scale allows companies to eliminate duplicative costs, manage suppliers, and build and standardize distinctive process expertise. Scale also allows companies to take part in large capital investments, such as new power plants, with a smaller fraction of overall capital at risk and with an enhanced ability to streamline costs.

•	Quality scale derives from structurally advantaged regional positions. Quality scale enables companies to develop a deep understanding of regional wholesale markets and distinctive insights into market dynamics and regulatory frameworks, enabling better execution in today’s volatile commodity environment. Regional scale can also create access to advantaged development opportunities – TXU Power’s Oak Grove coal plant development project is a good example.

TXU’s goal over the next five years is to expand its currently well-positioned portfolio to create two industry leaders: a deregulated solid fuel generator with quality scale in several markets and a regulated wires company that will drive efficient management of required transmission and distribution network investments and help redefine customer service levels through effective deployment of new technologies.

TXU Energy Holdings Strategy and Opportunities

TXU Power’s aspirations are clear: to further implement the TXU Operating System, operate safely, and become the most productive and lowest-cost operator of solid fuel plants in the U.S. Early last year, TXU launched the Operating System through a program to capture opportunities to drive lean operations throughout the company’s coal and mining operations. The initial execution of this program has helped TXU further enhance an advantaged coal operating capability, achieving top decile production levels in a market in which every additional megawatt hour is highly valuable. Going forward, TXU Power will strive for continuous productivity improvements in its core business, targeting top quartile cost levels within three years and ongoing production improvements.

TXU Power will also leverage the Operating System to pursue two attractive growth opportunities. In ERCOT, TXU Power plans to add needed capacity and enhance the market’s fuel diversity by taking advantage of advantaged sites, such as Oak Grove and Sandow, to build new coal generation facilities. The company filed for an air permit for the 1,720 megawatt Oak Grove lignite-fired power plant and is working with potential investors and counterparties to advance this development quickly and cost effectively. In addition, TXU Power recently signed a letter of intent with Alcoa for the development of a new 600 MW lignite-fired unit at the site of TXU’s Sandow 4 lignite-fired generation plant in central Texas.

TXU Power will also seek to grow by applying Operating System capabilities on a broader set of assets through creative transactions with other coal plant owners. No company in the U.S. coal generation sector has established a national position leveraging a systematic operating advantage. TXU has completed a comprehensive screening process of all U.S. coal plants, identifying a large set that the company believes would benefit significantly from the application of TXU’s operating skills. The total operational improvement opportunity across the sector could be up to $50 billion. Over the next five years, TXU’s aspiration is to drive value by doubling the size of its coal fleet, building a national solid fuel generation company with quality scale in multiple markets. This company will be well positioned to play a leadership role in a sector that is evolving rapidly and capitalize on another $50 billion of opportunity associated with potential new build generation over the next twenty years.

TXU Energy’s retail business has developed a strategy to improve its profitability in Texas and monitor potential opportunities to expand in other regions if and when those develop. The recent commodity market environment has created significant profitability challenges, and TXU Energy plans to improve performance through ongoing cost leadership, innovative product and service offerings, innovative customer service to distinguish TXU Energy from its competitors, and the benefit of declines in forward natural gas prices that are currently projected in the market. Examples of products TXU Energy has already offered are “The Power of Peace of Mind,” which allows customers to fix their price for all of 2006, as well as average billing and home surge protection.

TXU Wholesale will continue to play a pivotal role in supporting TXU Power and TXU Energy, striving for market leadership and commercial excellence in optimizing the commercial performance of the generation assets and sourcing power for the retail business. TXU Wholesale also monitors and manages TXU’s commodity risks, consistent with the company’s overall risk management philosophy.

TXU Corp. will be evaluating a wide variety of transaction options that will best enable the execution of this strategy by TXU Energy Holdings.

TXU Electric Delivery Strategy and Opportunities

TXU Electric Delivery’s aspirations are clear: drive the TXU Operating System and achieve top decile costs, service levels, and network reliability through efficient capital and technology deployment and business operations. TXU Electric Delivery benchmarks as one of the most efficient transmission and distribution operators in the country, situated in one of the highest-growth regions. Reliability is at or near top quartile levels, and the business is investing to achieve top decile reliability before the end of the decade. In its core service territory, TXU is redesigning the model that it uses for network and technology investments, driving to standardization and significantly enhanced efficiency. Leveraging this capability, the business expects to ramp up its investments in the transmission and distribution network and in new technologies such as automated meter reading and remote system monitoring. Capital investment is expected to increase to more than $800 million per year over the next five years, an increase of more than 75 percent relative to the 1995 to 2004 average. This expanded program is expected to drive down congestion costs, enhance network integrity, and redefine reliability and customer service standards in North Texas by the end of the decade.

TXU Electric Delivery will also seek opportunities to scale its operating advantage and technology program regionally, looking to achieve operating efficiencies, leverage its asset management capabilities over a larger grid, and drive a coordinated technology and infrastructure investment program to improve reliability. Both regionally and nationally, the sector’s infrastructure and technology investment needs are expected to be high over the coming years. TXU Electric Delivery is well-positioned to participate in this build out on a broader basis as a highly capable operator that knows how to coordinate and manage large-scale investment programs.

TXU Corp. will be evaluating a wide variety of transaction options that will best enable the execution of this strategy by TXU Electric Delivery.

Financial Strategy and Outlook

Building off of the company’s structurally advantaged assets, the three phase improvement plan described above and the risk management and hedging and capital allocation strategies discussed below are the key drivers of TXU’s expectations for continued strong and growing cash flow and operational earnings.

Table 1: Operational Earnings Performance Drivers highlights the key areas of expected improvement in operational earnings outlook from 2005 to 2006.

Table 1: Operational Earnings Growth Drivers

05E vs. 06E; $ per share

Performance Driver	Income Statement Category	06E
05E operational earnings outlook range		3.25 – 3.35
Wholesale market prices	Operating revenues/Fuel & purchased power costs	1.75
Increased baseload production	Fuel & purchased power costs	0.16
Reduction of operating costs and SG&A expense	Operating costs/SG&A expense	0.13
Decreased expense/revenue losses from hedge roll-off and expiration of wholesale and large commercial contracts	Operating revenues/Fuel & purchased power costs	0.18
Mass market customer churn	Revenues/Fuel & purchased power costs & delivery fees	(0.04)
Reduction of interest expense	Interest expense	0.03
Change in diluted shares outstanding		0.11
06E operational earnings outlook range		5.50 – 5.75

From 2006 through 2010, TXU plans to use strong free cash flow, performance improvements, and organic growth to overcome the declining commodity price environment currently reflected in forward market prices and deliver operational earnings per share growth at a two to four percent annual estimated range from the midpoint of the 2006 outlook, rising to five percent or higher if attractive transaction opportunities are successfully executed. For 2007, operational earnings per share are expected to be an estimated two percent higher than the 2006 outlook midpoint, and are driven by ongoing operating cost and SG&A expense reductions, performance improvements in the large business and residential businesses, organic growth in the regulated TXU Electric Delivery operations, and a combination of share repurchases and debt reduction. Combined, these improvements in 2007 are expected to exceed the estimated negative effects of commodity price movements indicated in forward curves, customer churn, and the previously disclosed extended outage at Unit 1 of Comanche Peak to replace the steam generators. Additional details of the main drivers from 2006 to 2007 operational earnings estimates are provided in Table 2 below.

Table 2: Operational Earnings Growth Drivers

06E vs. 07E; $ per share

Performance Driver	Income Statement Category	07E
06E operational earnings outlook range		5.50 – 5.75
Commodity and customer churn impacts	Operating revenues/Fuel & purchased power costs	(0.32)
Decreased nuclear generation output (steam generator replacement)	Fuel & purchased power costs	(0.15)
Growth in Electric Delivery from economic growth and investment	Operating revenues	0.06
Performance improvements, including SG&A expense and O&M cost reduction and expiration of wholesale and large commercial contracts	Operating revenues/Fuel & purchased power costs/ Operating costs/SG&A expense/	0.26
Other, including interest expense reduction and change in diluted shares outstanding	Interest expense/other	0.27
07E operational earnings estimate		5.60 – 5.90

Risk Management and Hedging Strategy

As part of its recent financial strategy review, TXU updated its risk management and hedging strategy. Overall, TXU will use a strengthened balance sheet and its complementary generation and retail businesses to manage its commodity market exposure; this approach considers the retail and small business load to represent a near-term hedge to baseload generation that will be supplemented by market transactions to manage the company’s one- to three-year exposure to natural gas prices. With the implementation of this approach and recently completed market transactions, TXU has reduced its net exposure to the point that it is 90 percent hedged to natural gas over the next three years on a total portfolio basis, with a total portfolio length (exposure) relative to natural gas prices of 30 to 40 million MMBtu in 2006, 40 to 50 million MMBtu in 2007 and 50 to 60 million MMBtu in 2008. For example, with this exposure and all other variables being equal, a one dollar move in natural gas prices would be expected to change TXU’s overall EBITDA by $30 to $40 million in 2006, a change of less than one percent of total EBITDA. The effect of this reduction in natural gas exposure is to preserve the economic value of the generation and retail businesses for these periods at current forward natural gas price levels.

Capital Allocation and Financial Flexibility

TXU Corp.’s capital allocation strategy places first priority on use of available cash for investments to preserve and enhance the quality of customer service and production and delivery reliability. Sustaining and regulated growth capital expenditures for 2006 (excluding potential new plant investments) are expected to be approximately $1.3 billion, reflecting increased investment in TXU Electric Delivery’s transmission and distribution infrastructure and ongoing upgrades to the generation fleet. The company will then consider growth capital, or reinvestments, subject to a present value to investment ratio threshold of at least 1.3 times and the return of 25 to 35 percent of cash in 5 years. The next priority for free cash flow will be to maintain balance sheet strength and financial flexibility. TXU’s primary objectives in this regard are to maintain strong credit metrics to withstand a down commodity cycle. For 2006 and beyond, TXU targets a 2.5 times or lower debt to EBITDA ratio, a 5.0 times or higher EBITDA to interest coverage and 30 to 50 percent total debt to market capitalization ratio. Current estimates are that the debt to EBITDA ratio for 2006 will be less than 2.0 times, a 35 percent improvement over TXU’s current 2005 estimate, and a 52 percent improvement since 2004 the EBITDA to interest ratio is expected to exceed 7.0 in 2006, a 40 percent improvement relative to TXU’s current 2005 estimate and a 78 percent improvement since 2004.

Dividend Increase, Share Repurchase Authorization and Stock Split

As a result of the significant improvement in TXU Corp.’s financial performance, balance sheet and credit metrics, the board of directors revised the company’s common stock dividend and cash distribution policy, setting the dividend at an annual rate of $1.65 (the equivalent of $3.30 before the stock split), a 47 percent increase over the previous quarter, with an expectation of a high performance annual dividend growth rate thereafter.3 The regular quarterly cash dividend will be paid on January 3, 2006 to shareholders of record as of December 9, 2005. The new dividend rate represents a payout ratio of 29 percent relative to the revised operational earnings per share outlook for 2006.

The board of directors also authorized the repurchase of up to 34 million shares of common stock on a split-adjusted basis through the end of 2006. The company expects to execute this share repurchase program progressively through the end of 2006; the current expectation is that up to 12 million shares (on a split-adjusted basis) will be repurchased in 05. The intent of the policy is to provide capital distribution to the shareholders at a top quartile performance level, subject to maintaining financial flexibility and strength for an uncertain industry environment.

In addition, the board of directors declared a two-for-one stock split to be effected in the form of a 100 percent stock dividend. The stock split will entitle each shareholder of record at the close of business on November 18, 2005, to receive one additional share for every outstanding share of common stock they held on that date. The additional shares resulting from the stock split will be distributed on December 8, 2005. Based on current shares outstanding, the company would have approximately 480 million shares of common stock outstanding after the stock split.

TXU Corp. believes this dividend and cash distribution policy is appropriate for its business model and provides flexibility to manage through the volatility inherent in the electricity business. With the new policy, the company will be well-positioned in terms of dividend payout and dividend yield relative to other companies in the S&P 500 index and with comparable power companies that have a mix of regulated and primarily competitive operations. The dividend rate and annual dividend growth rate will be subject to regular review by the board and may be changed based upon a number of factors. TXU Corp. believes the new dividend policy is sustainable, maintains financial flexibility, and preserves credit quality.

As part of its financial strategy, TXU expects to maintain its available cash and bank capacity at levels in excess of its stated minimum requirement of $1.5 billion. Table 3 below provides available liquidity (cash and available credit facility capacity) as of October 31, 2005 and December 31, 2004.

[3]	Based on historical analysis, a high performance growth rate is in the 5 percent annual growth rate range.

Table 3: Consolidated Liquidity

Available amounts as of 10/31/05 and 12/31/04; $ millions

Liquidity Component	Borrower	Maturity	10/31/05	12/31/04
Cash and cash equivalents			185	106
$1.4 billion credit facility	TXU Energy Co./TXU Electric Delivery Co.	June 08	866	1,172
$1.0 billion credit facility	TXU Energy Co./TXU Electric Delivery Co.	August 08	1,000	—
$1.6 billion credit facility	TXU Energy Co./TXU Electric Delivery Co.	March 10	1,250	—
$500 million credit facility	TXU Energy Co./TXU Electric Delivery Co.	June 10	430	500
$500 million credit facility	TXU Energy Co.	December 09	—	500
Terminated facilities			—	531
Total liquidity			3,731	2,809

TXU Corp., a Dallas-based energy company, manages a portfolio of competitive and regulated energy businesses primarily in Texas. In the competitive TXU Energy Holdings segment (comprised of electricity generation, wholesale marketing and retailing), TXU Energy provides electricity and related services to more than 2.3 million competitive electricity customers in Texas, more customers than any other retail electric provider in the state. TXU Power has over 18,300 megawatts of generation in Texas, including 2,300 MW of nuclear and 5,837 MW of lignite/coal-fired generation capacity. The company is also one of the largest purchasers of wind-generated electricity in Texas and North America. TXU Wholesale optimizes the purchases and sales of energy for TXU Energy and TXU Power and provides related services to other market participants. TXU Corp.’s regulated segment, TXU Electric Delivery, is an electric distribution and transmission business that complements the competitive operations, using asset management skills developed over more than one hundred years, to provide reliable electricity delivery to consumers. TXU Electric Delivery operates the largest distribution and transmission system in Texas, providing power to three million electric delivery points over more than 100,000 miles of distribution and 14,000 miles of transmission lines. Visit www.txucorp.com for more information about TXU Corp.

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in the company’s SEC filings. In addition to the risks and uncertainties set forth in the company’s SEC filings, the forward-looking statements in this release could be affected by the ability of the company to implement the initiatives that are part of its operational improvement and cost reduction program and financial and growth strategies, and the terms under which the company executes those initiatives, the ability of the company to execute its share repurchase program and the actions of its board of directors with respect to future dividends and other cash distributions to shareholders, which will be based upon a number of factors, including the company’s profit levels, operating cash flow levels and capital requirements as well as financial and other business conditions existing at the time.

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